UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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PACKAGING CORPORATION OF AMERICA
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PACKAGING CORPORATION OF AMERICA

April 11, 2007

Dear PCA Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders to be held at our corporate office, located at 1900 West Field Court, Lake Forest, Illinois, on Thursday, May 24, 2007 at 8:30 a.m.

Following this page is the formal notice of the meeting and our Proxy Statement. Also enclosed is a proxy or voting instruction card, a postage-paid envelope and our 2006 Annual Report to Stockholders (including our Annual Report on Form 10-K).

It is important to ensure that your shares are represented at the meeting. Whether or not you expect to attend the meeting, please vote your shares by following the instructions on the enclosed proxy or voting instruction card regarding each of these voting options.

Sincerely,

Paul T. Stecko
Chairman and Chief Executive Officer

PACKAGING CORPORATION OF AMERICA

1900 West Field Court
Lake Forest, Illinois 60045
(847) 482-3000

NOTICE OF THE
2007 ANNUAL MEETING OF STOCKHOLDERS
May 24, 2007

The Annual Meeting of Stockholders of Packaging Corporation of America will be held at our corporate office located at 1900 West Field Court, Lake Forest, Illinois, on Thursday, May 24, 2007, beginning at 8:30 a.m., local time. The purpose of the meeting is to:

•       Elect directors for a term to expire at the 2008 Annual Meeting of Stockholders;

•       Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

•       Consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 26, 2007 are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof. We have enclosed a copy of our Annual Report to Stockholders (including our Annual Report on Form 10-K), a proxy solicited by our Board of Directors and our Proxy Statement.

Your vote is important. Whether you plan to attend the meeting or not you are urged to vote your shares by following the instructions on the enclosed proxy or voting instruction card. If you do attend the meeting, you may vote in person, even if you have returned a proxy card.

By Order of the Board of Directors,

Richard B. West
Senior Vice President, Chief Financial Officer and Corporate Secretary
April 11, 2007

PACKAGING CORPORATION OF AMERICA
1900 West Field Court
Lake Forest, Illinois 60045
(847) 482-3000

PROXY STATEMENT

This proxy statement contains information related to our 2007 Annual Meeting of Stockholders to be held on May 24, 2007, at 8:30 a.m., local time, at our corporate office located at 1900 West Field Court, Lake Forest, Illinois, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our Board of Directors. The proxy materials relating to the annual meeting are first being mailed on or about April 11, 2007 to stockholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

•       to elect the Board of Directors for a term to expire at the 2008 Annual Meeting of Stockholders; and

•       to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

In addition, our management will report on our performance during fiscal year 2006, and consider any other matters that properly come before the meeting.

What are the voting recommendations of the Board of Directors?

The Board of Directors recommends that you vote your shares:

•       FOR each of the director nominees (see page 4).

•       FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (see page 11).

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 26, 2007, are entitled to receive notice of the Annual Meeting of Stockholders and to vote their shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law, holders of our common stock are entitled to one vote per share on each matter to be voted upon at this Annual Meeting of Stockholders.

As of the record date, we had 104,971,820 shares of our common stock outstanding.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 8:00 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of our common stock on the record date will constitute a quorum for our meeting. Proxies received but marked as abstentions and broker non-votes will be included as present for purposes of establishing a quorum.

How do I vote?

If the shares of our common stock are held in your name, you can vote on matters to come before the meeting in two ways:

•       by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

•       by written ballot at the meeting.

Stockholders whose shares of our common stock are held in street name must either direct the record holder of their shares as to how to vote their shares of our common stock or obtain a proxy from the record holder to vote at the meeting. These stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the Company-appointed proxies named on the proxy card will vote your shares for each of the Board of Directors nominated and for the ratification of the appointment of Ernst & Young LLP. The Board of Directors and management do not now intend to present any matters at the annual meeting other than those outlined in the Notice of the Annual Meeting of Stockholders. Should any other matter requiring a vote of stockholders arise, the stockholders confer upon person or persons named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. Such authority includes the discretionary authority of the person or persons named on the proxy card to cumulate votes so as to elect the maximum number of directors.

If you are one of our employees who participate in the PCA Common Stock Fund under the Packaging Corporation of America Retirement Savings Plan for Salaried Employees or the Packaging Corporation of America Thrift Plan for Hourly Employees (the “Plans”), you will receive from the plan trustee a request for voting instructions with respect to the shares of our common stock representing your proportionate interest in the Plans. You are entitled to direct the plan trustee how to vote your proportionate interest of shares in the Plans as well as a portion of any shares for which no timely voting instructions are received from other participants. If you do not give voting instructions to the plan trustee within the time specified by the plan trustee, your proportionate interest of shares in the Plans will be voted by the plan trustee in the same proportion as shares held by the plan trustee for which voting instructions have been received. You may revoke your previously given voting instructions by filing with Computershare, our transfer agent, either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date. The notice of revocation or the voting instruction card must be received by Computershare no later than May 22, 2007.

How do I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•       filing a written notice of revocation with our Corporate Secretary;

•       signing and delivering another proxy bearing a later date; or

•       attending the meeting and casting your vote in person.

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

What vote is required to approve each item?

The holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting of Stockholders, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. If a quorum is not present at the annual meeting, the stockholders present may adjourn the annual meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the annual meeting. A broker “non-vote’’ occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular matter and has not received instructions from the beneficial owner.

Election of Directors.   A plurality of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting of Stockholders is required for the election of each director. Only shares that are voted in favor of a particular nominee will be counted towards such nominee’s achievement of a plurality. Thus, shares present at the annual meeting that are not voted for a particular nominee, shares present in person or represented by proxy where the stockholder properly withholds authority to vote for such nominee, and broker non-votes, if any, will not be counted towards such nominee’s achievement of a plurality.

Ratification of Ernst & Young LLP and Other Items.   For each other item, including the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007, the affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting of Stockholders is required. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matter, the shares are considered present at the meeting for such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker non-votes, if any, are not entitled to vote for such matter and will have no effect on the outcome of the vote.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors by mail and will pay all expenses associated with this solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxy materials for a fee of $7,500 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

BOARD OF DIRECTORS

This section gives biographical information about our Board of Directors and describes their membership on Board committees and their attendance at meetings. This section also sets forth the first proposal on the agenda for the Annual Meeting of Stockholders.

What is the makeup of the Board of Directors?

Our Second Amended and Restated By-Laws provide that the number of directors shall be set by the Board of Directors. The number of directors on our Board is currently seven. The directors serve until the following Annual Meeting of Stockholders. The stockholders elect all of the members of the Board of Directors each year.

Election of Directors (Item No. 1 on Proxy Card)
For Term Expiring at 2008 Annual Meeting

The following seven nominees are proposed to be elected at this annual meeting to serve for an annual term that will expire at the 2008 Annual Meeting of Stockholders and until their successors are elected and qualified.

The persons named as proxy voters in the accompanying proxy card, or their substitutes, will vote for these nominees for directors, each of whom has been designated as such by the Nominating and Governance Committee of the Board of Directors. If any of the nominees is not available for election, another person or other persons who may be nominated by the Nominating and Governance Committee will be voted for at the discretion of the proxy voters, unless the Board reduces the number of directors accordingly. Management has no reason to believe that any of the nominees listed below will be unable to serve. Provided a quorum is present in person or by proxy, directors will be elected by a vote of a plurality of the shares voted.

You may vote for or withhold your vote from the Director nominees. The Board of Directors, based upon the recommendation of the Nominating and Governance Committee, recommends that you vote for all of the nominees listed below.

Set forth below is information at March 26, 2007, regarding each nominee.

Standing for election are:

Paul T. Stecko is 62 years old and has served as Chief Executive Officer of PCA since January 1999 and as Chairman of PCA since March 1999. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco. From December 1993 through January 1997, Mr. Stecko served as President and Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging, Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko is a member of the board of directors of Tenneco Inc., State Farm Mutual Insurance Company and Cives Corporation.

Henry F. Frigon is 72 years old and has served as a director of PCA since February 2000. Mr. Frigon served as Chairman, President and CEO of Carstar, Inc., a provider of collision repair services, from June 1998 until his retirement in February 2001. Since 1994, he has been a private investor and business consultant. Mr. Frigon served as Executive Vice President—Corporate Development and Strategy and Chief Financial Officer of Hallmark Cards, Inc. from 1990 through 1994. He retired as President and Chief Executive Officer of BATUS, Inc. in March 1990 after serving with the company for over 10 years. Mr. Frigon is a member of the board of directors of H&R Block, Inc. and Tuesday Morning Inc.

Louis A. Holland is 65 years old and has served as a director of PCA since March 2001. In 1991, Mr. Holland founded Holland Capital Management LP, and has served as Managing Partner and Chief

Investment Officer since that date. Mr. Holland is also President and Chairman of the Board of Trustees of The Lou Holland Trust, a registered investment company. Mr. Holland is frequently a guest on several media series including “The Financial News Network,” “CNN’s Moneyline,” “CNBC” and others. Mr. Holland is a member of the board of directors of the American Governing Board of Colleges and Universities, and a number of charitable and not-for-profit organizations.

Samuel M. Mencoff is 50 years old and has served as a director of PCA since January 1999 and served as Vice President of PCA from January 1999 through January 2000. Mr. Mencoff has been employed principally by Madison Dearborn Partners, Inc. since 1993 and currently serves as Co-President. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff is a member of the board of directors of Forest Products Holdings, LLC and Smurfit Kappa Group Limited.

Roger B. Porter is 60 years old and has served as a director of PCA since May 2005. Mr. Porter is currently the IBM Professor of Business and Government at Harvard University and has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Gerald Ford, Ronald Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. Mr. Porter is also a director of Tenneco Inc., Zions Bancorporation, Pactiv Corporation and Extra Space Storage Inc.

Thomas S. Souleles is 38 years old and has served as a director of PCA since March 1999 and served as Assistant Secretary of PCA from April 1999 through January 2000. From January 1999 to April 1999, Mr. Souleles served as a Vice President and Secretary of PCA. Mr. Souleles has been employed principally by Madison Dearborn Partners, Inc. since 1995 and currently serves as a Managing Director. Mr. Souleles is a member of the board of directors of Astoria Generating Company Holdings LLC, Forest Products Holdings, LLC, Great Lakes Dredge & Dock Corporation, Magellan GP, LLC, Magellan Midstream Holdings GP, LLC and Smurfit Kappa Group Limited.

Rayford K. Williamson is 81 years old and has served as a director of PCA since February 2000. Prior to his retirement in 1998, Mr. Williamson served as Senior Vice President of B E & K, Inc., a construction and engineering consulting firm, from 1995 to 1998. Prior to that time, Mr. Williamson was President of B E & K Engineering Company from 1989 to 1995 and Vice President of B E & K Engineering Company from 1985 to 1989. From 1951 to 1985, Mr. Williamson was employed by International Paper Company. Mr. Williamson currently serves as Director Emeritus of B E & K, Inc.

The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees.

Determination of Director Independence

Our Corporate Governance Guidelines provide that a majority of the Board will consist of independent directors. Six of the seven director nominees are not employed by us. In determining  independence of the non-employee directors, the Nominating and Governance Committee conducts an annual review of the independence of the members of the Board of Directors and its committees and reports its findings to the full Board. The Nominating and Governance Committee reviews information that we provide and also information provided by the directors to determine if any material relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial) exist that would impair the independence of any of the non-employee directors. The Board of Directors has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange (“NYSE”) listing standards). Based on the report and recommendation of the Nominating and Governance Committee, the Board of Directors has determined that the following directors, which constitute six of the seven directors on the Board, are independent pursuant to the NYSE listing standards: Henry F. Frigon, Louis A. Holland, Samuel M. Mencoff, Roger B. Porter, Thomas S. Souleles, and Rayford K. Williamson. In addition, each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards, and each member of the Compensation Committee is considered a “non-employee director” pursuant to SEC Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Fiscal 2006 Board of Directors Meetings

The Board of Directors met four times during fiscal 2006. Each member of the Board attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he was a member with the majority of the directors attending 100% of all meetings.

All but one of the directors attended the 2006 Annual Meeting of Stockholders, and all directors are expected to attend the 2007 Annual Meeting of Stockholders.

In accordance with NYSE rules, non-management directors are required to meet at regularly scheduled executive sessions without management present. The Presiding Director serves as the chairperson for these executive sessions. The Presiding Director is an independent director elected by the independent directors on the Board. In addition to presiding at executive sessions of non-employee directors, the Presiding Director has the responsibility to: coordinate with the Chairman of the Board and CEO the establishment of the Annual Meeting of Stockholders agenda and topics for other Board meetings; retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and perform such other functions as the independent directors may designate from time to time. Samuel M. Mencoff will continue to act as Presiding Director over these executive sessions. The non-management directors met once during 2006.

Interested Party, including Stockholder, Communication with the Board of Directors

Interested parties, including stockholders, may communicate directly with the Presiding Director, Chairman of the Audit Committee, or the non-employee directors as a group by writing to those individuals or the group at the following address: c/o Richard B. West, Corporate Secretary, Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045. Correspondence received by the Corporate Secretary will be forwarded to the appropriate person or persons in accordance with the procedures adopted by a majority of the independent directors of the Board. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist us in effectively addressing your concern, you may choose to remain anonymous, and we will use our reasonable efforts to protect your identity to the extent appropriate or permitted by law. In addition, employees may communicate confidentially any concerns related to our business principles or policies, or suspected violations, by calling the toll-free help line established by us. The toll-free help line is monitored by non-PCA personnel and all calls are communicated to our corporate counsel. Any complaints regarding accounting, internal accounting controls or auditing matters are forwarded by our corporate counsel directly to the Chairman of the Audit Committee and the Chief Financial Officer. From time to time, the Board may change the process by means of which interested parties, including stockholders, may communicate with the Board or its members. Please refer to our website for any changes in this process.

Personal Loans to Directors and Executive Officers

In accordance with Section 402 of the Sarbanes-Oxley Act of 2002, PCA has not granted any extensions of credit in the form of a personal loan to or for our directors or executive officers.

Code of Ethics

All of our employees, including all officers, are required to abide by our long-standing Statement of Business Principles, which was amended to include the requirements of the NYSE and the Securities and Exchange Commission. Also, separate Codes of Ethics for our executive officers and principal accounting personnel, as well as our directors, are in place to help ensure that our business is conducted in a consistently legal and ethical manner. These documents cover all areas of professional conduct, including employment policies, conflicts of interest, fair dealing and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. The full text of our Statement of Business Principles and the Codes of Ethics are published on our website at www.packagingcorp.com under the section Investor Relations—Corporate Governance. In addition, we will provide to any person without charge, upon request, a copy of this information. Any such request should be directed to Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045, (847) 482-3000, Attn: Corporate Secretary. We will disclose future amendments to, or waivers from, certain provisions of these Codes of Ethics for executive officers and directors on our website within four business days following the date of such amendment or waiver, if they occur.

Corporate Governance Guidelines

We are committed to the highest standards of corporate governance. On the recommendation of the Nominating and Governance Committee, the Board adopted a set of Corporate Governance Guidelines governing the function and performance of the Board of Directors and its committees, which, among other things, sets forth the qualifications and other criteria for director nominees. The current guidelines appear on our website at www.packagingcorp.com under the section Investor Relations—Corporate Governance. In addition, we will provide to any person without charge, upon request, a copy of this information. Any such request should be directed to Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045, (847) 482-3000, Attn: Corporate Secretary. The contents of our website are not a part of this proxy statement.

Board of Director Committees

The Board of Directors has standing Nominating and Governance , Compensation and Audit Committees, each consisting of non-management directors.

Name	Nominating and Governance Committee	Compensation Committee	Audit Committee
Henry F. Frigon			X
Louis A. Holland	X		X
Samuel M. Mencoff	X	X
Roger B. Porter			X
Thomas S. Souleles	X	X
Rayford K. Williamson		X	X

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Louis A. Holland, Chairman, Samuel M. Mencoff and Thomas S. Souleles. All of the members meet the independence standards for nominating and governance committee membership under the NYSE listing standards. There was one meeting of the Committee in 2006. The Committee is governed by a written charter approved by the Board of Directors. The full text of this charter is available on PCA’s website at www.packagingcorp.com under the section Investor Relations—Corporate Governance. The Committee’s responsibilities include the recommendation to the Board of potential director candidates as nominee candidates for election at the Annual Meeting of Stockholders, the determination of independence for the candidates for election to the Board of Directors, and the selection of potential candidates for Board Committee assignments. For more information on consideration of nominees for our Board of Directors, see pages 32 and 33 under “Stockholder Proposals and Director Nominations” and “Board of Director Nominations to be Considered by the Board.”

Compensation Committee

The current members of the Compensation Committee are Samuel M. Mencoff, Chairman, Thomas S. Souleles and Rayford K. Williamson. There were five meetings of the Committee in 2006. The Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the NYSE listing standards. The Board has adopted a charter for the Compensation Committee, which is available on our website at www.packagingcorp.com under the section Investor Relations—Corporate Governance. The charter is also available in print to any stockholder who requests it.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•   review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and the other named executive officers and evaluate their performance annually against these objectives;

•   establish the base salary, incentive compensation and any other compensation for our Chief Executive Officer and other named executive officers;

•   monitor our management incentive and stock-based compensation plans, retirement and welfare plans and discharge the duties imposed on the Committee by the terms of those plans; and

•   perform other functions or duties deemed appropriate by the Board.

The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Chief Executive Officer, Corporate Secretary, and the Vice President of Human Resources. Compensation Committee meetings are regularly attended by the Chief Executive Officer and the Vice President of Human Resources. At meetings in which compensation decisions are made for the Chief Executive Officer and the other named executive officers, the Compensation Committee meets in executive session with no members of management present. The Chairman reports the Committee’s recommendations on executive compensation to the Board. Independent advisors, the Chief Executive Officer and the human resources department support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents, as it deems necessary to assist in the fulfillment of its responsibilities.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee of the Board of Directors is comprised of directors who are not employees. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our compensation committee.

Audit Committee

The Audit Committee of the Board of Directors is governed by a written charter approved by the Board of Directors. The full text of the Audit Committee’s charter is available on our website at www.packagingcorp.com under the section Investor Relations—Corporate Governance. The Audit

Committee is currently composed of four directors, all of whom meet the independence standards for audit committee membership set forth in the NYSE listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board of Directors has determined that each member of this Audit Committee satisfies the financial literacy qualifications of the NYSE listing standards and that Henry F. Frigon satisfies the “audit committee financial expert” criteria established by the Securities and Exchange Commission and has accounting and financial management expertise as required under the NYSE listing standards.

The Audit Committee oversees our financial reporting process and audit function on behalf of the Board of Directors. We have the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling the Audit Committee’s oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with us, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Statements on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee also discussed with the independent registered public accounting firm their independence from us including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with their firm’s independence.

In addition, in their oversight role, the Audit Committee discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. There were eight meetings of the Audit Committee in 2006.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services.

Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for us by our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, we or the independent registered public accounting firm submits to the Audit Committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined below. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and us to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Fees to the Independent Registered Public Accounting Firm

Audit Fees.   Fees for audit services totaled approximately $1,150,000 in 2006 and approximately $1,190,100 in 2005, including fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, and the audit of internal controls over financial reporting as required by Sarbanes-Oxley Section 404 and related rules and regulations.

Audit-Related Fees.   Fees for audit-related services totaled approximately $80,500 in 2006 and approximately $76,500 in 2005. Audit-related services principally include benefit plan audits and accounting consultations services reasonably related to the audit.

Tax Fees.   Tax fees include fees for tax compliance, tax advice and tax planning services. We did not pay any tax fees to Ernst & Young LLP in 2006 or 2005.

All Other Fees.   We did not pay any other fees to Ernst & Young LLP in 2006 or 2005.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report.

In connection with the financial statements for the fiscal year ended December 31, 2006, the Audit Committee has:

(1)   reviewed and discussed the audited financial statements with management,

(2)   discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and

(3)   received the written disclosure and letter from Ernst & Young, LLP regarding the matters required by Independence Standards Board Standard No. 1.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors at their February 28, 2007 meeting that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. Upon recommendation of the Audit Committee, the Board of Directors approved the inclusion.

The Audit Committee
Henry F. Frigon, Chairman
Louis A. Holland
Roger B. Porter
Rayford K. Williamson

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item No. 2 on Proxy Card)

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and has further directed that we submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting of Stockholders. Ernst & Young LLP has audited our financial statements since our inception in 1999. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Stockholder Ratification

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our By-Laws or otherwise. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in our best interests and that of our stockholders.

The Board of Directors, based upon the recommendation of the Audit Committee, unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as PCA’s independent registered public accounting firm for fiscal year 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives And Program Structure

Our executive compensation philosophy, policies, plans and programs are under the direction of the Compensation Committee (for purposes of this analysis, the “Committee”) of our Board of Directors. The Committee is responsible for determining the compensation elements and amounts paid to named executive officers. In this Proxy Statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2006, as well as other individuals included in the Summary Compensation Table on page 20, are referred to as the “named executive officers”. Generally, the types of compensation and benefits provided to named executive officers are similar to those provided to other executive officers. The Committee’s overall philosophy is to create value for our stockholders by using all elements of executive compensation to reinforce a results-oriented management culture focusing on our level of earnings, performance as compared to our annual operating plan and industry competitors, the achievement of longer-term strategic goals and objectives and specific individual performance.

Accordingly, our executive compensation program has been designed to achieve the following objectives:

•       reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•       focus executive officers on both annual and long-term business results with the goal of enhancing stockholder value;

•       align the interests of our executives and stockholders through equity-based compensation awards; and

•       provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

Elements of Compensation

Consistent with our compensation objectives described above, our executive compensation program is designed to be similar to the programs that are offered at paper, packaging and related manufacturing companies comparable to us. While comparing our compensation to other companies may not always be totally appropriate due to aspects of our business and the uniqueness of some of our objectives, we generally believe that this is an important part of the Committee’s decision making process.

The total compensation program for the named executive officers includes base salary, annual performance-based cash incentive compensation under our Executive Incentive Compensation Plan, long-term equity incentive compensation under our Long Term Equity Incentive Plan, retirement plans and perquisites. In determining the total compensation paid to the named executive officers, the Committee uses both outside consultant compensation assessments and internal reviews of similar company compensation data, giving particular consideration to comparable peer groups of paper, packaging and related manufacturing companies.

In 2005, the Company, at the request of the Committee, engaged a nationally recognized compensation consulting firm to assess the compensation of our named executive officers relative to a group of named executive officers at other peer companies. The peer group, determined by the consulting firm in consultation with the Committee Chairman and our Chief Executive Officer, was selected based on a variety of criteria relative to PCA, including relevant products/industry as well as range of size/scope (across such measures as total revenues, net income and market capitalization). The companies selected to be part of the peer group were Aptar Group Inc.; Bemis Company; Chesapeake Corporation; Corn

Products International; Nalco Holding Company; Pactiv Corporation; Potlatch Corporation; Rock-Tenn Company; Smurfit-Stone Container Corporation; Sonoco Products Company; and Temple-Inland Inc.

The consulting firm used information disclosed in the most recent proxy statements to determine the aggregate value of salaries, annual incentives and long-term incentives. The results of the assessment provided to the Committee in 2005 showed that the aggregate value paid to our named executive officers was generally consistent with the 50th percentile paid to similarly situated executive officers in the peer group. The assessment did show that Mr. West’s and Mr. Kowlzan’s salaries were below the 50th percentile of similarly situated executive officers within the peer group.

In March 2007, the consulting firm that performed the 2005 assessment completed another assessment based on the same criteria and peer group noted above. The results of the assessment provided to the Committee showed that compensation for most PCA positions was at or below the 50th percentile of the peer group companies for base salary, and between the 50th and 75th percentiles for both total cash compensation (base salary plus cash incentive) and total compensation (base salary plus cash incentive plus long term equity incentive), with the exception of the CEO position. For Mr. Stecko, our CEO, his base salary was below the 50th percentile, his total cash compensation was above the 75th percentile, and his total compensation was slightly below the 50th percentile of the peer group companies.

The Committee plans to routinely engage an outside consultant to perform similar assessments in the future.

The Committee uses these assessments to help ensure that our executive compensation is both reasonable and competitive. The Committee also uses these assessments as a guide when determining the payout under each element of incentive compensation, the allocation between annual incentive plan payments and longer-term equity grants, and the total compensation compared to the peer group companies. There is no pre-established policy or target for the allocation between either cash and non-cash, or short and long-term incentive compensation.

Base Salary

We provide a base salary to attract and retain executive officers and compensate them for their services during the year. Each salaried position has a base salary range associated with it, and each named executive officer’s base salary is determined within the range, based on factors such as length of service with PCA, cost of living adjustment, responsibilities, years of experience and other factors. Base salary ranges are set using market data and assessments performed by the compensation consultant. Base salary ranges are designed so that an individual’s base salary is typically set between 80% and 125% of the mid-point of the range.

During its review of base salaries for our named executive officers, the Committee primarily considers:

•       independent compensation assessments, including those performed by the compensation consultant, and other available market data;

•       internal review of the executive officer’s compensation, with respect to their position within their individual salary range; and

•       individual performance of the executive officer.

Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries of named executive officers are based on the Committee’s assessment of the individual’s performance.

The named executive officers received an annual merit increase of 3%-4% on January 1, 2006, which was consistent with the increase for all our salaried employees. In addition, on July 1, 2006, as a result of the compensation assessment discussed above, the Committee authorized a mid-year increase of 7.5%, or $25,236, to each of Mr. West’s and Mr. Kowlzan’s base salary to bring their base salary in line with the 50th percentile of base salary paid to similarly situated executive officers in the peer group companies discussed above.

The named executive officers received an annual merit increase of 3% on January 1, 2007, which was consistent with the increase for all of our salaried employees.

Executive Incentive Compensation Plan

Each of our named executive officers is eligible to receive awards under our cash-based Executive Incentive Compensation Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to reinforce a results-oriented management culture by providing opportunities to earn cash incentive awards that vary according to performance. The Incentive Plan sets forth the guidelines for administration and payment of performance-based cash incentive compensation. In accordance with the Incentive Plan, at the beginning of each calendar year, the Committee sets target awards for each named executive officer. Individual target awards are calculated as a percentage of the mid-point of the salary range for each position. The individual target awards for the named executive officers in 2006 ranged from 70% to 100% of the mid-point of the salary ranges for their respective positions. At the conclusion of each calendar year, the Committee assesses the level of our earnings, our actual performance compared to our annual operating plan, our performance compared to industry competitors, industry economic conditions, other factors relevant to our performance and specific individual performance. Based upon their assessment, the Committee determines the final amount to be paid to each named executive officer, which can range from 0% to 200% of the individual’s target awards.

The Committee also has the discretion to provide special awards to named executive officers in recognition of their accomplishments of longer-term objectives or other significant achievements. Special awards may not exceed 100% of the base salary of the named executive officer receiving a special award.

The Chief Executive Officer prepares and presents to the Committee a recommended individual Incentive Plan award for each of the named executive officers, including himself. In making the recommendation, an analysis is completed, provided and discussed with the Committee which generally includes our level of earnings, our actual performance compared to both our annual operating plan and industry competitors, the achievement of longer-term strategic goals and objectives, and specific individual performance. Based upon their analysis and any other factors which the Committee deems important in making their compensation decision, the Committee determines the final Incentive Plan award to be made. If the analyses or other information provided to the Committee in making a compensation decision is determined to be incorrect or requires a material adjustment, the Committee may consider that adjustment when making the next year’s Incentive Plan award or, at their discretion, may attempt to recover all or a portion of any awards made.

Actual Incentive Plan awards for 2006 to the named executive officers averaged 168% of the target awards. Based upon their analysis of our performance in 2006, the Committee authorized higher than target awards because our actual earnings per share in 2006 exceeded our annual operating plan, and increased by 173% compared to our 2005 earnings per share, excluding special items, and our containerboard and corrugated products margins were substantially higher than those reported by industry competitors.

The Committee authorized a 2006 special Incentive Plan award of $500,000 to Mr. Stecko in recognition of the large improvement in our earnings, significantly higher containerboard and corrugated products margins compared to those reported by industry competitors and his longer-term leadership that has resulted in broad recognition of PCA’s operating excellence.

On February 28, 2007, the Committee set the individual target awards for the named executive officers for 2007. The target award, as a percentage of the mid-point of the base salary range for each named executive officer, remained the same as in 2006 and is as follows: 100% for Mr. Stecko; 80% each for Mr. West, Mr. Sweeney, and Mr. Kowlzan; and 70% for Mr. Hassfurther.

Long Term Equity Incentive Plan

Named executive officers have the opportunity to participate in our Long Term Equity Incentive Plan (the “Equity Plan”).  The purpose of the Equity Plan is to promote our long-term growth and profitability by aligning the interests of our executive officers with the interests of our stockholders and by attracting, retaining and rewarding the best available persons for positions of responsibility.

The Committee, as a matter of practice, considers granting Equity Plan awards once per year. On June 20, 2006, the Committee granted 106,000 shares of restricted stock and 106,000 options to the named executive officers as a group. These grants were comparable to the 2005 grants of 99,500 shares of restricted stock and 98,500 options. All of the options granted under the Incentive Plan are non-qualified stock options. The Committee considers the value of the grants as part of the total compensation package to each named executive officer to help ensure competitiveness and consistency with compensation of similarly situated executive officers in our peer group. The non-qualified stock options vest in increments of one-third over a three-year period from the grant date. While we have no formal guidelines for ownership of our common stock, restricted stock does not vest until four years after the grant date. In addition, this four-year vesting period serves as an important employee retention incentive.

The restricted stock and non-qualified stock option grants awarded to the named executive officers are typically granted on the same date as grants made to other employees who participate in the Equity Plan. The date of the grant is determined by the Committee at their meeting which follows the Annual Meeting of Stockholders. For the past six years, the grant date for each year’s Equity Plan grant has been between June 12th and June 30th of each year. We have chosen to pay cash Incentive Plan awards at the beginning of the year, and to make Equity Plan grants near mid-year. This gives us an opportunity to discuss with the named executive officers and other key managers their compensation and performance twice per year, instead of once per year, which reinforces our philosophy to them that our compensation plans are based on pay-for-performance. All non-qualified stock options are granted with an exercise price equal to the NYSE closing price of our common stock on the date of the grant.

Defined Benefit Retirement Plans

Effective May 1, 2004, we adopted a grandfathered pension plan for certain salaried employees (the “PCA Pension Plan”), including the named executive officers who previously had participated in the pension plan of our former parent company, Pactiv Corporation. During the period from April 12, 1999, when we became a stand-alone company, through April 30, 2004, PCA eligible salaried employees, including the named executive officers, were allowed to continue to participate in the Pactiv pension plans and, except for Mr. Stecko, their supplemental executive retirement plan, for an agreed upon fee paid by us to Pactiv. The benefit formula for the PCA Pension Plan is comparable to that of the Pactiv pension plan except that the PCA Pension Plan uses career average base pay in the benefit formula in lieu of final average base pay. The PCA Pension Plan recognizes service earned under both the new PCA Pension Plan and the prior Pactiv pension plan. Benefits earned under the PCA Pension Plan are reduced by retirement benefits earned under the Pactiv pension plan through April 30, 2004. All assets and liabilities associated with benefits earned through April 30, 2004 for our salaried employees and retirees were retained by the Pactiv pension plan.

In addition to the PCA Pension Plan, all named executive officers, except for Mr. Stecko, participate in a PCA supplemental executive retirement plan (the “SERP”) in which both base salary and Incentive Plan payments are included as part of the calculation of their retirement benefits.

Mr. Stecko’s supplemental pension benefits are covered under a separate letter of agreement dated May 19, 1999 between PCA and Mr. Stecko. Mr. Stecko’s supplemental pension benefit is calculated on the basis of the following formula: (annual salary + bonus) x (years of service) x (.0167), where “years of service” equals years of service worked with PCA since April 12, 1999 plus five years and where “annual salary + bonus” equals the average of the highest three years of annual base salary and annual bonus paid within the last five years of service, with the highest annual base salary and highest annual bonus determined independently of one another. The benefit is payable in a lump sum as soon as legally permissible following separation from service.

Defined Contribution Plan

We offer a defined contribution 401(k) plan to our salaried employees, including the named executive officers. The plan permits employees to contribute between 1% to 50% of their base salary on a pre-tax basis. Participants may direct their contributions to be allocated in nine different investment funds, including the PCA Common Stock Fund. We provide a company matching contribution on the first 8% of pay contributed by each participant equal to 80% on the first 4% contributed and 50% on the next 4% contributed. The matching contribution is invested entirely in the PCA Common Stock Fund. Participant account balances are payable upon the earliest of death, total disability, termination of employment or retirement.

Section 402(g) of the Internal Revenue Code limits the amount of pre-tax contributions that our participants may contribute to the defined contribution 401(k) plan. If a participant reaches the 402(g) limit before the end of the calendar year, pre-tax employee contributions and the related company matching contributions are suspended for the remainder of the year. For certain highly compensated salaried employees, including the named executive officers, we provide an extended match program under which the equivalent amount of the suspended company matching contribution is paid directly to the employee in the form of supplemental, taxable compensation.

Deferred Compensation Plan

We provide a voluntary deferred compensation plan for eligible executive officers, including the named executive officers. This plan allows those eligible employees the opportunity to defer all or a portion of their payments under the Incentive Plan.

Under the terms of the deferred compensation plan, the value of Incentive Plan payments deferred are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay any income and employment taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by our Benefits Administrative Committee and cannot exceed the amount necessary to alleviate such financial need.

Perquisites

We provide named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Currently, the perquisites include a lump sum cash perquisite allowance for all named executive officers plus payment of club memberships’ dues, and legal, tax and financial planning assistance for certain named executive officers. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Welfare Benefits

The named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

Potential Payments Upon Termination or Change In Control

Changes in employment status such as termination, death or disability, change in control or retirement can trigger a benefit or accelerate a benefit for our salaried employees, including the named executive officers. These payments are set forth below. Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans.

Payments Made Upon Termination

In general, when a named executive officer terminates employment with the Company, other than a termination for cause, the named executive officer is entitled to receive the amounts they have earned during the term of their employment and any benefits allowed as part of our compensation plans. These amounts that they will receive include the following:

•       options received and vested under the Equity Plan, which will remain exercisable for up to 90 days after the date of termination;

•       amounts contributed under the defined contribution plan and the deferred compensation plan;

•       continuation of health benefits for those named executive officers eligible for retirement under the retiree medical plan from our former parent company’s plan;

•       unused vacation pay; and

•       amounts accrued and vested under the defined benefit retirement plans and the SERP for those named executive officers who have reached the eligible retirement age.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the items identified above, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. Under our Equity Plan, upon death or disability, generally all restrictions on restricted stock will lapse and all non-qualified stock options will become fully vested and exercisable and remain so for a period of 180 days from the date of death or disability, but in no event after the expiration date of the options.

Payments Made Upon a Change In Control

There are no employment agreements for any named executive officers, nor are we contractually obligated to make any type of cash payment to any named executive officer in the event of a change in control. If there is a change in control of our Company, and any of our named executive officers are terminated within one year after such change in control, in addition to the items identified above, all non-qualified stock options will become fully vested and exercisable and remain so for a period of one year from the date of termination, but in no event may such exercise period extend beyond the expiration date of the options. In connection with a change in control, restricted stock immediately vests.

Severance Benefits

We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Any severance payments made to our named executive officers would be considered on a case-by-case basis and any payment of severance that might be deemed appropriate would require approval of the Committee and our Board of Directors.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally limits the annual tax deductibility of compensation paid to each named executive officer to $1 million. To the extent possible, the Committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are appropriate to ensure that our named executive officers receive total compensation that is competitive with our peer group, or reflects superior performance.

Accounting for Share-Based Compensation

Beginning on January 1, 2006, we began accounting for share-based payments in accordance with the requirements of SFAS No. 123(R), “Share-Based Payment.”

Trading in Our Stock

We have a policy which requires that our directors and executive officers do not participate in short-swing trading, short-selling or entering into any derivative securities related to their ownership of our common stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Samuel M. Mencoff, Chairman

Thomas S. Souleles

Rayford K. Williamson

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table for the Fiscal Year Ended December 31, 2006

						Change in Pension
					Non-Equity	Value & Nonqualified
			Stock	Option	Incentive Plan	Deferred Compensation	All Other
Name and		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)
Paul T. Stecko	2006	$844,620	$605,063	$327,767	$1,985,000	$733,367	$165,541	$4,661,358
Principal Executive Officer
Chairman and Chief
Executive Officer
Richard B. West	2006	347,382	223,344	92,803	470,000	87,058	54,302	1,274,889
Principal Financial Officer
Senior Vice President—
Chief Financial Officer and
Corporate Secretary
William J. Sweeney	2006	458,364	282,531	145,808	490,000	150,794 (7)	78,047	1,605,544
Executive Vice President—
Corrugated Products
Mark W. Kowlzan	2006	347,382	223,344	95,907	480,000	73,365	35,742	1,255,740
Senior Vice President—
Containerboard/Wood Products
Thomas A. Hassfurther	2006	309,432	174,381	75,402	310,000 (8)	98,480	75,825	1,043,520
Senior Vice President—
Sales & Marketing,
Corrugated Products

(1)    The dollar amounts shown for stock awards reflect both 2006 and prior year awards.  The amounts reflect compensation expense for financial statement reporting purposes for the fiscal year ended December 31, 2006, which include amounts for the 2003 through 2006 grants.  These amounts are determined in accordance with SFAS No. 123(R), “Share-Based Payment.”  The assumptions used to determine the fair values of each grant are determined using the closing market price of our common stock on the dates of the grants. The closing market prices as shown on the NYSE on the date of grant were as follows:

PCA
Common Stock
Date of Grant	Closing Price
June 20, 2003	$18.36
June 30, 2004	23.90
June 29, 2005	21.27
June 20, 2006	20.96

We recognize compensation expense for restricted stock awards ratably over their vesting periods.

In addition to the annual restricted stock award, our Compensation Committee approved on March 3, 2005,  a special grant of restricted stock as a reward for certain accomplishments at the NYSE closing price of $24.75 on that date. Mr. Stecko did not receive a special grant. Mr. West, Mr. Sweeney and Mr. Kowlzan each received 1,000 shares.

(2)    The dollar amounts shown reflect both 2006 and prior year awards. The dollar amounts reflect compensation expense for financial statement reporting purposes for the fiscal year ended December 31, 2006, which would include amounts for the 2002 through 2006 grants. These amounts are determined in accordance with SFAS No. 123(R). The dollar amounts reported for option awards are determined using the Black-Scholes-Merton option-pricing model. This model was developed to estimate the fair value of each option grant as of the date of grant. The assumptions used to determine the fair values of each grant included in the table are based on the following: an exercise price equal to the NYSE closing market price of our common stock on date of the grant; estimated dividend yield; expected common stock volatilities; risk-free interest rates; and expected lives of five years for each grant.  The assumption amounts used in calculating the fair value and the resulting fair values of each grant are shown below:

	PCA	Estimated		Risk-Free	Option
Date of	Common Stock	Dividend	Stock	Interest	Fair
Option Grant	Closing Price	Yield (%)	Volatility (%)	Rate (%)	Value
June 12, 2002	$19.55	0.00	33.80	4.85	$7.45
June 20, 2003	18.36	0.00	31.80	3.34	6.22
June 30, 2004	23.90	2.51	29.50	4.45	6.16
June 29, 2005	21.27	4.70	27.15	3.77	3.72
June 20, 2006	20.96	4.77	25.49	5.14	3.82

(3)    Actual awards for 2006 under the Incentive Plan to the named executive officers averaged 168% of the target award.

	Target Award	Actual Award	Target vs Actual Percent
Paul T. Stecko	$850,000	$1,485,000	175%
Richard B. West	280,000	470,000	168%
William J. Sweeney	300,000	490,000	163%
Mark W. Kowlzan	280,000	480,000	171%
Thomas A. Hassfurther	210,000	310,000	148%
Total	$1,920,000	$3,235,000	168%

Based upon an analysis of our performance in 2006, the Compensation Committee authorized higher than target incentive awards because our actual earnings per share in 2006 exceeded our annual operating plan, and increased by 173% compared to our 2005 earnings per share, excluding special items, and our containerboard and corrugated products margins were substantially higher than those reported by industry competitors.

The Compensation Committee authorized a 2006 special Incentive Plan award of $500,000 to Mr. Stecko in recognition of the large improvement in our earnings, significantly higher containerboard and corrugated products margins compared to those reported by industry competitors, and his longer-term leadership that has resulted in broad recognition of PCA’s operating excellence.

(4)    The amounts represented in the column include the following: (a) the changes in value of the PCA Pension Plan for Mr. Stecko, Mr. West, Mr. Sweeney, Mr. Kowlzan, and Mr. Hassfurther of  $43,147, $27,638, $36,332, $23,393, and $27,450, respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan for Mr. Stecko, Mr. West, Mr. Sweeney, Mr. Kowlzan, and Mr. Hassfurther of  $690,220, $59,420, $99,162, $49,972, and $71,030, respectively.

(5)    “All Other Compensation” is broken down as follows:

	Cash Perquisite Allowance	Company Contributions to 401(k) Plan	Supplemental Taxable Compensation for Company Matching	Gifts	Club Memberships	Legal, Tax & Financial Planning	Tax Gross-Up
Paul T. Stecko	$70,000	$13,044	$31,978	$663	$300	$28,414	$21,142
Richard B. West	35,000	13,087	4,975	663	300	—	277
William J. Sweeney	35,000	13,021	10,814	100	10,840	—	8,272
Mark W. Kowlzan	35,000	—	—	100	600	—	42
Thomas A. Hassfurther	30,000	13,060	3,030	100	29,593	—	42

The methodology for calculating the aggregate incremental cost for cash perquisite allowances and payments for club membership dues for Mr. West, Mr. Kowlzan, and Mr. Hassfurther is the actual amounts paid without any tax gross-up. Items received as gifts, club membership payments for Mr. Stecko and Mr. Sweeney, and Mr. Stecko’s legal, tax, and financial planning amounts include an income tax and employment tax gross-up adjustment.

(6)    The salary plus the cash Incentive Plan compensation received and reported in the Summary Compensation Table for 2006 represents between 59 – 66% of the total compensation received and reported for each named executive officer.

(7)    Of this amount, $15,300 represents an in-service distribution with respect to benefits earned between April 12, 1999 and April 30, 2004 under the Pactiv pension plan for services rendered to PCA.  Total in-service distribution received by Mr. Sweeney from the Pactiv pension plan was $39,515, which represents benefits earned between June 1, 1991 and April 30, 2004.  In connection with our acquisition from Pactiv on April 12, 1999, we and Pactiv entered into a human resources agreement which, among other items, granted our employees continued participation in the Pactiv pension plan for a period of up to five years following the closing of the acquisition for an agreed upon fee.  Under this agreement, the Pactiv pension plan also allows PCA employees to receive retirement benefits while still employed by PCA.  Effective May 1, 2004, we adopted the PCA Pension Plan for Eligible Grandfathered Employees for certain salaried employees who had previously participated in the Pactiv pension plan.  Benefits earned under the PCA Pension Plan for Eligible Grandfathered Employees are reduced by retirement benefits earned under the Pactiv pension plan through April 30, 2004.

(8)    Mr Hassfurther elected to defer $100,000 of his incentive award into the deferred compensation plan.  This amount is reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Grants of Plan Based Awards for the Fiscal Year Ended December 31, 2006(1)

						All
						Other
						Stock	All Other
						Awards:	Option
						Number	Awards:	Exercise
			Estimated Possible Payouts			of	Number of	or Base
			Under Non-Equity Incentive			Shares	Securities	Price of	Grant Date
			Plan Awards(3)			of Stock	Underlying	Option	Fair Value
	Grant	Action	Threshold	Target	Maximum	or Units	Options	Awards	of Stock and
Name	Date(2)	Date	($)	($)	($)	(#)(4)	(#)(4)	($/Share)	Option Awards
Paul T. Stecko	6/20/2006	5/10/06	$0	$850,000	$1,700,000	37,500	37,500	$20.96	$929,250
Richard B. West	6/20/2006	5/10/06	0	280,000	560,000	17,500	17,500	20.96	433,650
William J. Sweeney	6/20/2006	5/10/06	0	300,000	600,000	18,500	18,500	20.96	458,430
Mark W. Kowlzan	6/20/2006	5/10/06	0	280,000	560,000	17,500	17,500	20.96	433,650
Thomas A. Hassfurther	6/20/2006	5/10/06	0	210,000	420,000	15,000	15,000	20.96	371,700

(1)    The table shows Equity Plan awards granted in 2006 to the named executive officers. This table also includes the target awards that could be earned in 2006 under the Incentive Plan. The columns to reflect estimated future payouts under equity incentive plan awards have been eliminated from the table.

(2)    The Compensation Committee, at its May 10, 2006 meeting following the Annual Meeting of Stockholders, consistent with historical practice, approved both 2006 restricted stock and option grants and set a grant date of June 20, 2006. The June 20, 2006 date set by the Committee was based on our historical practice of awarding grants during the last half of June.

(3)    The amounts shown under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect the 2006 target for each named executive officer under the Incentive Plan. Under the Incentive Plan, the Committee has the discretion at the end of each fiscal year to award from 0% (threshold) to 200% (maximum) of the target award based on its assessment of Company and individual performance.  The amounts actually paid in respect of 2006 are reflected in the Summary Compensation Table.

(4)    Restricted stock grants, shown under the column “All Other Stock Awards: Number of Shares of Stock or Units (#)” and stock option grants, shown under the column “All Other Option Awards: Number of Securities Underlying Options” were awarded to the named executive officers on June 20, 2006, the same date as the grant that was made to other employees receiving such grants. Recipients of restricted stock are able to vote the shares and are eligible to receive dividends on the same basis as holders of outstanding shares. These shares, however, are restricted from sale or transfer until the end of the four-year restriction period contingent upon continued employment. Stock options were granted with an exercise price equal to the closing market price on the date of grant. These options vest in increments of one-third per year over the first three years, with full vesting occurring in 2009 contingent upon continued employment.

Outstanding Equity Awards Held by the Named Executive Officers at December 31, 2006

	Option Awards(1)(2)					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market or
			Incentive					Awards:	Payout
			Plan					Number of	Value of
			Awards:				Market	Unearned	Unearned
	Number of	Number of	Number of			Number	Value of	Shares	Shares,
	Securities	Securities	Securities			of Shares,	Shares or	Units,	Units,
	Underlying	Underlying	Underlying	Option		or Units	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Exercise	Option	of Stock	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Price	Expiration	That Have	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options	($)	Date	Not Vested(3)	Vested(4)	Vested (#)	Vested ($)
Paul T. Stecko	125,000	—	—	$12.00	5/12/2010	133,000	$2,939,300	—	—
	120,000	—	—	$15.50	6/18/2011
	100,000	—	—	$19.55	6/12/2012
	49,875	16,625	—	$18.36	6/20/2013
	25,000	25,000	—	$23.90	6/30/2014
	12,334	24,666	—	$21.27	6/29/2012
	—	37,500	—	$20.96	6/20/2013
Richard B. West	25,000	—	—	$12.00	5/12/2010	50,200	$1,109,420	—	—
	24,000	—	—	$15.50	6/18/2011
	21,000	—	—	$19.55	6/12/2012
	12,600	4,200	—	$18.36	6/20/2013
	6,500	6,500	—	$23.90	6/30/2014
	5,167	10,333	—	$21.27	6/29/2012
	—	17,500	—	$20.96	6/20/2013
William J. Sweeney	43,000	—	—	$19.55	6/12/2012	62,000	$1,370,200	—	—
	21,000	7,000	—	$18.36	6/20/2013
	11,500	11,500	—	$23.90	6/30/2014
	5,834	11,666	—	$21.27	6/29/2012
	—	18,500	—	$20.96	6/20/2013
Mark W. Kowlzan	7,000	—	—	$15.50	6/18/2011	50,200	$1,109,420	—	—
	25,000	—	—	$19.55	6/12/2012
	12,600	4,200	—	$18.36	6/20/2013
	6,500	6,500	—	$23.90	6/30/2014
	5,167	10,333	—	$21.27	6/29/2012
	—	17,500	—	$20.96	6/20/2013
Thomas A. Hassfurther	20,000	—	—	$12.00	5/12/2010	40,400	$892,840	—	—
	19,000	—	—	$15.50	6/18/2011
	18,000	—	—	$19.55	6/12/2012
	9,450	3,150	—	$18.36	6/20/2013
	5,250	5,250	—	$23.90	6/30/2014
	4,334	8,666	—	$21.27	6/29/2012
	—	15,000	—	$20.96	6/20/2013

(1)    Only non-qualified stock options have been granted. We have not granted any incentive stock options or stock appreciation rights.

(2)    Options granted prior to 2005 vest in increments of 25% per year over the first four years and expire on the tenth anniversary of the date of grant. Options granted in 2005 and 2006 vest in increments of one-third per year over the first three years and expire on the seventh anniversary of the date of grant. The following table shows the dates of full vesting for currently unexercisable options:

Grant Date	Option Exercise Price	Date of Full Vesting
June 20, 2003	$18.36	June 20, 2007
June 30, 2004	23.90	June 30, 2008
June 29, 2005	21.27	June 29, 2008
June 20, 2006	20.96	June 20, 2009

(3)    The column “Number of Shares or Units of Stock That Have Not Vested” includes the shares of restricted stock that were granted in 2006 as reported in the Grants of Plan Based Awards Table. The following table shows the year in which the restricted stock held by the named executive officers will vest:

Name	2007	2008	2009	2010
Paul T. Stecko	28,500	30,000	37,000	37,500
Richard B. West	7,200	10,000	15,500	17,500
William J. Sweeney	12,000	14,000	17,500	18,500
Mark W. Kowlzan	7,200	10,000	15,500	17,500
Thomas A. Hassfurther	5,400	6,000	14,000	15,000

(4)    The closing market price of our common stock on December 29, 2006 was $22.10 per share. This price was used to calculate the market value under SFAS No. 123R for shares of restricted stock that have not vested.

2006 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards(1)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Paul T. Stecko	151,000	$2,793,500	—	$—
Richard B. West	—	—	—	—
William J. Sweeney	48,000	361,757	—	—
Mark W. Kowlzan	—	—	—	—
Thomas A. Hassfurther	—	—	—	—

(1)    No restricted stock grants for any named executive officer vested in 2006.

Pension Benefits Table as of December 31, 2006(1)

		Number of Years	Present Value	Payments During
		Credited Service	of Accumulated	Last Fiscal
Name	Plan Name	(#)	Benefit ($)(2)	Year ($)
Paul T. Stecko	Plan 1(3)	7.71	$287,012	$0
	Plan 2 - Appendix A(4)	12.71	4,948,554	0
Richard B. West	Plan 1(3)	7.71	196,120	0
	Plan 2(3)	7.71	353,858	0
William J. Sweeney	Plan 1(3)	7.71	261,650	15,300 (5)
	Plan 2(3)	7.71	841,749	0
Mark W. Kowlzan	Plan 1(3)	7.71	169,741	0
	Plan 2(3)	7.71	269,002	0
Thomas A. Hassfurther	Plan 1(3)	7.71	264,166	0
	Plan 2(3)	7.71	272,516	0

(1)    Plan 1 reflects the Pactiv pension plan (April 12, 1999 - April 30, 2004) and its successor plan, the PCA Pension Plan for Eligible Grandfathered Salaried Employees (May 1, 2004 - December 31, 2006).  Number of Years of Credited Service is the years of service earned under both plans from April 12, 1999 to December 31, 2006.  The Present Value of Accumulated Benefits represents the present value of benefits that have been earned under both plans from April 12, 1999 to December 31, 2006.

Plan 2 reflects the Pactiv supplemental executive retirement plan (April 12, 1999 - April 30, 2004) and its successor plan, the PCA Supplemental Executive Retirement Plan (May 1, 2004 - December 31, 2006).  Number of Years of Credited Service is the years of service earned under both plans from April 12, 1999 to December 31, 2006.  The Present Value of Accumulated Benefits represents the present value of benefits that have been earned under both plans from April 12, 1999 to December 31, 2006.

Plan 2 - Appendix A reflects the supplemental retirement benefits determined in accordance with Appendix A of the PCA Supplemental Executive Retirement Plan for Paul Stecko.  Number of Years of Credited Service is the years of service from April 12, 1999 through December 31, 2006, plus five years of additional service provided under Appendix A. The Present Value of Accumulated Benefits represents the present value of benefits that have been earned from April 12, 1999 - December 31, 2006.

PCA salaried employees, including the named executive officers, who have earned benefits under the Pactiv pension plan may elect to begin receiving benefits from the Pactiv pension plan upon attainment of age 65, while still actively employed by PCA. Upon attainment of age 65, Mr. Sweeney elected to begin receiving an in-service distribution from the Pactiv pension plan. The benefits included in the table represent benefits earned under the Pactiv pension plan from April 12, 1999 to April 30, 2004 for services rendered to PCA.

(2)    The present value of accumulated benefits reported for the named executive officers are for benefits earned from April 12, 1999 through December 31, 2006. The Number of Years of Credited Service reflects employment of the named executive officers by PCA since April 12, 1999. The years of service attributable to each named executive officer while employed by PCA is 7.71 years, and 12.71 years for Mr. Stecko under his SERP.

The present value of accumulated benefits using interest rate and mortality rate assumptions consistent with those used in our financial statements was calculated as of December 31, not as of September 30, the plans’ measurement date, as we will be required to change the plans’ measurement date to our fiscal year end, or December 31, by the end of 2008, as required by SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Postretirement Plans – an amendment of FASB Statements No. 87, 88 106 and 132(R).”  The difference in the present values of accumulated benefits as of the two different dates would be minimal.

We calculated the present values shown in the Pension Benefits Table using: (i) a 5.75% discount rate, the same discount rate we use for FAS 87 calculations for financial reporting purposes; and (ii) the plan’s unreduced early normal retirement age of 62.  The present values shown in the table reflect postretirement mortality, based on the FAS 87 assumption (the RP2000 Combined Healthy Mortality Table Projected by Scale AA to 2005) but do not include a factor for preretirement termination, mortality, or disability.

(3)    Our Pension Plan for Eligible Grandfathered Employees (the “PCA Pension Plan”) provides for normal retirement at age 65 with full retirement benefits and early retirement at age 55 and 10 years of eligibility service with reduced retirement benefits.  The reduction in retirement benefits by retirement age is as follows:

Retirement Age	Reduction in Benefits (%)
62, 63 or 64	No reduction
61	3
60	6
59	12
58	18
57	24
56	30
55	36

The formula used for computing monthly benefit payments at normal retirement age is as follows:  55% of average career base compensation earned since January 1, 2000 multiplied by years of credited service (up to a maximum of 35) divided by 35 less the monthly normal retirement benefit earned under the Pactiv pension plan.

The normal form of payment for married participants is a 50% joint and survivor annuity and for single participants is a single life annuity.  Other optional forms of payment include:  ten-year certain annuity, 75% and 100% joint and survivor annuity.  The optional forms of payment are designed to be actuarially equivalent to the normal forms of payment.

The PCA Supplemental Executive Retirement Plan (the “SERP”) provides additional pension benefits to our eligible executive officers, including the named executive officers except for Mr. Stecko.  The benefits under the SERP are determined using the same formula as the PCA Pension Plan but in addition to career base compensation, the SERP includes executive incentive plan awards as well as any career base compensation earned in excess of the annual compensation limits imposed under Section 401(a)(17) of the Internal Revenue Code.  Benefits earned under the SERP are reduced by any benefits paid from the PCA Pension Plan and any prior benefits under Pactiv’s qualified pension plan and non-qualified SERP.

(4)    Appendix A of the SERP provides for the benefit formula for Mr. Stecko under the terms of a letter agreement dated May 19, 1999.  Mr. Stecko’s supplemental pension benefit is calculated on the basis of the following formula: (annual salary + bonus) x (years of service) x (.0167), where “years of service” equals years of service worked with us since April 12, 1999 plus five years and where “annual salary + bonus” equals the average of the highest three years of annual base pay and annual bonus paid within the last five years of service, with the highest annual base pay and highest annual bonus determined independently of one another.  The benefit is payable in a lump sum as soon as legally permissible following separation from service, using the following factors:  the interest rate used will be the annual rate of interest of 30-year Treasury Securities as specified by the IRS for the second calendar month preceding the first day of the plan year during which the annuity starting date occurs, and the applicable mortality table described in Revenue Ruling 95-6, 1995-1 CB 80.

(5)    This amount represents an in-service distribution with respect to benefits earned between April 12, 1999 and April 30, 2004 under the Pactiv pension plan for services rendered to PCA.  Total in-service distribution received by Mr. Sweeney from the Pactiv pension plan in 2006 was $39,515, which represents benefits earned between June 1, 1991 and April 30, 2004.

2006 Non Qualified Deferred Compensation

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings	Aggregate	Aggregate Balance
	in Last	in Last	in Last	Withdrawals/	at Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
Name	($)	($)	($)(1)	($)	($)
Paul T. Stecko	$—	$—	$13,352	$—	$181,174
Richard B. West	—	—	12,979	—	176,104
William J. Sweeney	—	—	10,773	—	146,169
Mark W. Kowlzan	—	—	—	—	—
Thomas A. Hassfurther	200,000 (2)	—	14,921	—	214,921

(1)    Earnings as deferred compensation are not included in “All Other Compensation” in the Summary Compensation Table because the earnings are not considered above-market or at a preferential rate of earnings.

(2)    The amount deferred represents 100% of Mr. Hassfurther’s 2005 Incentive Plan award.

The deferred compensation plan provides eligible executives, including the named executive officers, the opportunity to defer all or a portion of their annual Incentive Plan awards.  Participants have the option of investing their deferred incentive awards among four distinct notional investment options in 1% increments, which include:  (i) The JPMorgan Chase Prime Rate; (ii) The Fidelity Growth Company (large cap growth); (iii) PIMCO Total Return (intermediate to long term bond); and (iv) Barclays Equity Index (S&P 500 index).

The JPMorgan Chase Prime Rate option is credited with prime rate as reported by the JPMorgan Chase Bank as of the first day of each calendar month. The notional returns for the Fidelity Growth Company and PIMCO Total Return, which are investment options also offered in PCA’s defined contribution 401(k) plan, are based on the same daily net asset values computed under the 401(k) plan.  In addition, the equivalent of any dividends or capital gains payments made by the Fidelity Growth Company or the PIMCO Total Return options are also factored into the respective notional returns calculated for these two investment options. The notional returns for the Barclays Equity Index are based on daily net asset value information provided directly from Barclays.

The rates of return for the deferred compensation investment options were as follows for 2006:

Fund Name	Annual Return %
Barclays Equity Index	15.88
The Fidelity Growth Company	9.56
PIMCO Total Return	3.74
The JPMorgan Chase Prime Rate	7.96

Participants may elect to change the allocation of their notional investments on any business day.

Under the terms of the deferred compensation plan, the value of incentive payments deferred are typically paid upon the earlier of termination, retirement or death.  However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.  The hardship application must be reviewed and approved by the PCA Benefits Administrative Committee and cannot exceed the amount necessary to alleviate such financial need.

2006 Director Compensation Table(1)

					Change in
					Pension
				Non-Equity	Value and
	Fees Earned			Incentive	Nonqualified
	or Paid	Stock	Option	Plan	Deferred	All Other
	in Cash	Awards(2)	Awards(3)	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
Henry F. Frigon	$19,500	$46,560	$9,060	$—	$—	$—	$75,120
Louis A. Holland	25,500	46,560	9,060	—	—	—	81,120
Roger B. Porter	24,000	46,560	9,060	—	—	—	79,620
Rayford K. Williamson	30,000	46,560	9,060	—	—	—	85,620

(1)             For service on the Board, we do not compensate management nor do we compensate Mr. Mencoff or Mr. Souleles, who have declined to accept board compensation. During 2006, we compensated the directors shown in the table above cash payments of $3,000 per regular meeting attended of the Board of Directors and $1,500 per meeting attended of any committee of the Board of Directors. We also granted the directors shown in the table above 2,000 shares of restricted stock and options to purchase 2,000 shares of our common stock. These options were granted with an exercise price equal to 100% of the fair market value on the date of grant, which was February 21, 2006. The restricted stock vests in six months and the options vest immediately. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. Directors will receive the same compensation in 2007 with the exception of $4,000 for Board of Director meetings and an annual $20,000 retainer instead of options to purchase 2,000 shares of PCA's common stock.

(2)             The dollar amounts shown for stock awards reflect compensation expense for financial statement reporting purposes for the fiscal year ended December 31, 2006, which included amounts for the 2006 grants only as grants of stock awards to the directors shown in the table above vest over a six-month period. The grant date fair value of stock awards was $23.28 per share, or the closing market price on the date of grant. There are no outstanding non-vested stock awards for any director as of December 31, 2006.

(3)             The dollar amounts shown for the option awards reflect compensation expense for financial statement reporting purposes for the fiscal year ended December 31, 2006, which included amounts for the 2006 grants only as grants of option awards to the directors shown in the table above vest immediately. The grant date fair value of the option awards was $4.53 per share. The assumptions used to determine the fair value are based on the following: an exercise price equal to the closing market price on day of grant; estimated dividend yield of 4.30%, expected volatility of 26.84%; risk-free interest rate of 4.56%; and an expected life of five years. The total number of vested but unexercised stock options as of December 31, 2006 is 35,000, 4,000, 3,500, and 35,000 for Mr. Frigon, Mr. Holland, Mr. Porter, and Mr. Williamson, respectively.

Grants of restricted stock and stock options are authorized by the Committee and the Board of Directors at the first director meeting each year when total director compensation is approved for the current fiscal year.  Grants are made on the date of approval and option exercise prices are set at the NYSE closing price of our common stock on the date of grant.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF OUR PRINCIPAL
STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 26, 2007 by (a) each person or group of affiliated persons who is known by us to own beneficially more than 5% of our common stock, (b) each of our Board of Directors, (c) each of our executive officers and (d) all of our directors and executive officers, including named executive officers, as a group. Except as otherwise noted, the persons or entities in this table have sole voting and investment power with respect to all the shares of common stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Capital Research and Management Company(2)
333 South Hope Street Los Angeles, California 90071	12,497,800	11.9%
PCA Holdings LLC(3)
c/o Madison Dearborn Partners, LLC Three First National Plaza Chicago, Illinois 60602	11,773,010	11.2%
Goldman Sachs Asset Management, L.P.(4)
32 Old Slip New York, New York 10005	7,677,662	7.3%
Paul T. Stecko(5)	686,339	*
William J. Sweeney(6)	151,658	*
Mark W. Kowlzan(7)	269,267	*
Richard B. West(8)	167,762	*
Thomas A. Hassfurther(9)	119,742	*
Stephen T. Calhoun(10)	78,423	*
Samuel M. Mencoff(11)	11,919,036	11.4%
Thomas S. Souleles(12)	11,795,744	11.2%
Henry F. Frigon(13)	43,000	*
Louis A. Holland(14)	50,200	*
Roger B. Porter(15)	9,000	*
Rayford K. Williamson(16)	42,500	*
All directors and executive officers as a group (12 persons)(17)	13,559,661	12.8%

*      Denotes ownership of less than one percent.

          (1) Includes the number of shares and percentage ownership represented by the shares determined to be beneficially owned by a person in accordance with the rules of the Securities and Exchange Commission. Percentage ownership is based on 104,971,820 shares of common stock outstanding as of March 26, 2007. The number of shares beneficially owned by a person includes shares of common stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days following March 26, 2007. These shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by that person. These shares are not deemed outstanding, however, for the purposes of computing the percentage ownership of any other person.

          (2) This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2007 by Capital Research and Management Company on behalf of a group. The filing was made jointly with The Income Fund of America, Inc. The Schedule 13G states that Capital Research and Management Company beneficially owns 12,497,800 shares of our common stock, of which it has sole voting power over 5,705,000 of the shares and sole dispositive power over all of the shares. The Income Fund of America has sole voting power over 6,792,800 shares.

          (3) The members of PCA Holdings include Madison Dearborn Capital Partners III, L.P. (“MDCP III”) and a fund affiliated with MDCP III. MDCP III and the affiliated fund may be deemed to have beneficial ownership of the shares of our common stock held by PCA Holdings. Shares beneficially owned by MDCP III and the affiliated fund may be deemed to be beneficially owned by Madison Dearborn Partners III, L.P., the general partner of each fund (“MDP III”), by Madison Dearborn, the general partner of MDP III and by a limited partner committee of MDP III.

          (4) This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2007 by Goldman Sachs Asset Management, L.P. The Schedule 13G states that Goldman Sachs Asset Management, L.P. has sole voting power over 7,485,898 shares of our common stock and sole dispositive power over 7,677,662 shares of our common stock.

          (5) Mr. Stecko owns 194,130 shares of our common stock, and the Paul T. Stecko 1999 Dynastic Trust owns 60,000 shares of our common stock. Mr. Stecko may be deemed to have beneficial ownership of the shares of our common stock owned by the Paul T. Stecko 1999 Dynastic Trust. Mr. Stecko has an exercisable option to acquire 432,209 shares of our common stock.

          (6) Mr. Sweeney has an exercisable option to acquire 81,334 shares of our common stock.

          (7) Mr. Kowlzan has pledged 162,800 shares of our common stock as security and has an exercisable option to acquire 56,267 shares of our common stock.

          (8) Mr. West has an exercisable option to acquire 94,267 shares of our common stock.

          (9) Mr. Hassfurther has an exercisable option to acquire 76,034 shares of our common stock.

    (10) Mr. Calhoun has an exercisable option to acquire 38,497 shares of our common stock.

    (11) Mr. Mencoff owns 106,482 shares of our common stock, and Temple Hall Partners, LP, a family-owned limited partnership, owns 29,256 shares of our common stock. Mr. Mencoff may be deemed to have beneficial ownership of the shares of our common stock owned by the limited partnership. As Mr. Mencoff is Co-President of Madison Dearborn, he may also be deemed to share beneficial ownership of the shares owned by PCA Holdings LLC (11,773,010) and by Madison Dearborn Partners LLC (10,288). Mr. Mencoff expressly disclaims beneficial ownership of the shares owned by PCA Holdings LLC, Madison Dearborn Partners LLC and the limited partnership.

    (12) Mr. Souleles owns 22,734 shares of our common stock. As Mr. Souleles is a Managing Director of Madison Dearborn, he may be deemed to share beneficial ownership of the shares owned by PCA Holdings LLC (11,773,010). Mr. Souleles expressly disclaims beneficial ownership of the shares owned by PCA Holdings LLC.

    (13) Mr. Frigon owns 7,000 shares of our common stock, and the Henry F. & Anne M. Frigon Irrevocable Trust owns 1,000 shares of our common stock. Mr. Frigon may be deemed to have beneficial ownership of the shares of our common stock owned by the Henry F. & Anne M. Frigon Irrevocable Trust. Mr. Frigon has an exercisable option to acquire 35,000 shares of our common stock.

    (14) Mr. Holland owns 45,600 shares of our common stock, and the 2005 Irrevocable Trust owns 600 shares of our common stock. Mr. Holland may be deemed to have beneficial ownership of the shares of our common stock owned by the 2005 Irrevocable Trust. Mr. Holland has pledged 23,000 shares of our common stock as security and has an exercisable option to acquire 4,000 shares of our common stock.

    (15) Mr. Porter owns 5,500 shares of our common stock. Mr. Porter has an exercisable option to acquire 3,500 shares of our common stock.

    (16) Mr. Williamson owns 7,500 shares of our common stock. Mr. Williamson has an exercisable option to acquire 35,000 shares of our common stock.

    (17) Includes 856,108 shares issuable upon exercise of currently exercisable stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that during our preceding fiscal year all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with.

TRANSACTIONS WITH RELATED PERSONS

Policy for Evaluating Related Person Transactions.

The Board of Directors has adopted a written policy relating to the Nominating and Governance Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”).  A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and 5% or more beneficial owners of our common stock.  The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Committee reviews and approves all such transactions.  At times, it may be advisable to initiate a transaction before the Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation.  In such instances, management consults with the Chairman of the Committee to determine the appropriate course of action.   Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Committee.  In approving any related person transaction, the Committee must determine that the transaction is fair and reasonable to PCA.  The Committee periodically reports on its activities to the Board.  The written policy relating to the Committee’s review and approval of related person transactions is available on our website at www.packagingcorp.com under Investor Relations—Corporate Governance.

Registration Rights Agreement

PCA, PCA Holdings LLC and Pactiv Corporation entered into a registration rights agreement under which Pactiv, PCA Holdings and their affiliates and transferees have “demand” registration rights, which entitle them to cause us to register their securities of PCA under the Securities Act. Pactiv exercised one of its “demand” registration rights under this agreement in order to effect the registration of its shares of common stock for sale in the public offering of our common stock on January 28, 2000. During 2001, Pactiv sold its remaining ownership in our common stock, and no longer is a party to the registration rights agreement. In addition, PCA Holdings and its affiliates and transferees have “piggyback” registration rights, which entitle them to cause us to include their securities in a registration in which we propose to register any of its securities under the Securities Act. PCA Holdings and its affiliates are entitled to demand:

(1)         three “long form” registrations on Form S-1, or a similar long form, in which we will pay the registration expenses, other than underwriting discounts and commissions,

(2)         an unlimited number of “short form” registrations on Form S-2 or S-3, or a similar short form, in which we will pay the registration expenses, other than underwriting discounts and commissions, and

(3)         an unlimited number of “long form” registrations on Form S-1, or a similar long form, in which the requesting holders will pay the registration expenses.

PCA Holdings and its affiliates will have equal priority, before any other holders of our securities, to participate in any registrations of our securities.

Services Agreement

We entered into a holding company support agreement with PCA Holdings, under which we agreed to reimburse PCA Holdings for all fees, costs and expenses, up to an aggregate amount of $250,000 per year, related to PCA Holdings’ investment in us. These expenses include PCA Holdings’ general operating expenses, franchise tax obligations, accounting, legal, corporate reporting and administrative expenses, and any other expenses incurred by PCA Holdings as a result of its investment in us. No amounts were paid in fiscal year 2006 nor in any other year in which this agreement was effective.

Employment of Related Persons

We employ the son of William J. Sweeney, a named executive officer and Executive Vice President of Corrugated Products. William Brett Sweeney, his son, was hired in March 1994, and has served as a plant general manager since December 1994 . He currently serves as the general manager of two of our corrugated products plants, and was paid compensation equal to $212,000 in 2006 consisting of a base salary and bonus, along with other employment benefits that are standard for employees at that management level. Mr. Sweeney is involved in his son’s compensation, however; final compensation decisions are approved by our Chief Executive Officer. His son’s compensation was established by us in accordance with our compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholder proposals for our 2008 Annual Meeting of Stockholders must be received at our principal executive offices by December 13, 2007, and must otherwise comply with the Securities and Exchange Commission’s rules to be considered for inclusion in our proxy materials relating to our 2008 Annual Meeting.

We must receive notice of your intention to introduce a nomination for our Board of Directors or to bring other business before the stockholders at our 2008 Annual Meeting of Stockholders no earlier than February 23, 2008 and no later than March 24, 2008. This notice of business proposed to be brought before the 2008 Annual Meeting must be received by our Corporate Secretary personally or by registered or certified mail and satisfy the procedures set forth in our Bylaws. Please note that this paragraph relates only to the matters you wish to bring before your fellow stockholders at the 2008 annual meeting. The requirements set forth in this paragraph are separate from the Securities and Exchange Commission’s requirements set forth in the first paragraph of this section to have your proposal included in our proxy statement.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

BOARD OF DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD

Nominations for the election of our Board of Directors may be made at times other than at the annual meeting by the Board of Directors or by a stockholder entitled to vote generally in the election of Board of Directors.  For a nomination to be properly made by any stockholder and be considered for recommendation by the Board of Directors to our stockholders and included in our proxy statement for the 2008 annual meeting, written notice of such stockholder’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to our Corporate Secretary (and must be received by our Corporate Secretary) by December 13, 2007.  Such notice shall set forth:

(1)          the name and address of the stockholder making the nomination and of the person to be nominated;

(2)          a representation that the stockholder is a holder of record of our common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting;

(3)          a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the stockholder;

(4)          such other information regarding the nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission; and

(5)          the consent of the nominee to serve as our director if so recommended by the Board of Directors and duly elected at the annual meeting by the stockholders.

In order for a stockholder nomination to be included in the proxy statement, the nominee must meet the selection criteria as determined by the Nominating and Governance Committee.

Our Nominating and Governance Committee of the Board of Directors evaluates Board of Director nominees recommended by stockholders in the same manner in which they evaluate other Board of Directors nominees.  The Nominating and Governance Committee selection criteria identifies desirable skills and experience for prospective Board members, including those properly nominated by stockholders, and addresses the issues of diversity and background.  The Board of Directors, with the assistance of the Nominating and Governance Committee, selects potential new Board of Directors members using the criteria and priorities established from time to time.  The composition, skills and needs of the Board of Directors change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the Board of Directors.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not intend to present at the Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties.  If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

PACKAGING CORPORATION OF AMERICA

Richard B. West
Senior Vice President, Chief Financial Officer and Corporation Secretary
April 11, 2007

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DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

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Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.
1. Election of Directors:	For	Withhold			For	Withhold		For	Withhold

01 - Henry F. Frigon	☐	☐	02 - Louis A. Holland		☐	☐	03 - Samuel M. Mencoff	☐	☐

04 - Roger B. Porter	☐	☐	05 - Thomas S. Souleles		☐	☐	06 - Paul T. Stecko	☐	☐

07 - Rayford K. Williamson	☐	☐

			For	Against	Abstain
2. Proposal to ratify appointment of Ernst & Young LLP as the independent registered public accounting firm.			☐	☐	☐

Non-Voting Items
Change of Address — Please print new address below.						Comments — Please print your comments below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print data below.			Signature 1 — Please keep signature within the box					Signature 2 — Please keep signature within the box

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■			C 1234567890		J N T			MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
			7 1 B V	0 1 2 4 2 4 1

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Packaging Corporation of America

1900 West Field Court

Lake Forest, IL 60045

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints PAUL T. STECKO, RICHARD B. WEST and SAMUEL M. MENCOFF as proxies (each with the power to act alone and to appoint his substitute) and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Packaging Corporation of America held of record by the undersigned on March 26, 2007, at the annual meeting of stockholders to be held on May 24, 2007 and at any and all adjournments thereof.

Please sign and date on the reverse side and mail promptly in the enclosed postage-paid envelope or otherwise to Computershare Investor Services, P.O. Box 43102, Providence, Rhode Island 02940-5068.

A vote “FOR” Proposals 1 and 2 is recommended by the Board of Directors.

If properly signed, dated and returned, this proxy will be voted as specified herein by the undersigned stockholder. If no choice is specified, this proxy will be voted “FOR” the nominees specified in Proposal 1 and “FOR” Proposal 2.

(Continued and to be signed on the reverse side)